Exhibit 99.1

CONTACT:

Heather Hamel

(617) 863-5530

Investor Relations

Investor-relations@invivotherapeutics.com

InVivo Therapeutics Announces Executive Management and Board Changes

Richard Toselli, M.D., Named Acting Chief Executive Officer

Ann Merrifield Named Chair

CAMBRIDGE, Mass. (December 18, 2017) — InVivo Therapeutics Holdings Corp. (NVIV) today announced that Richard Toselli, M.D., has been appointed Acting Chief Executive Officer of InVivo, replacing Mark D. Perrin, who has resigned as Chief Executive Officer and Chairman of InVivo’s Board of Directors. Dr. Toselli, a Board-certified neurosurgeon possessing senior leadership experience in surgical medical affairs at firms including Sanofi, DePuy, and Johnson & Johnson, will continue to serve in his capacity as InVivo’s Chief Medical Officer, which role he assumed upon joining the Company in July 2017. Mr. Perrin has agreed to serve as a consultant to the company for a period of six months.

The Company also announced that Ann Merrifield was appointed as Chair of the Board of Directors. Ms. Merrifield previously served as the Company’s Lead Director.

“We are pleased to have Dr. Toselli accept the role as Acting Chief Executive Officer. He brings a successful track record in clinical and regulatory affairs advancing transformational technologies, and following our recent discussions with the FDA, we believe Dr. Toselli’s experience and capabilities are well-suited to the important work ahead,” stated Ms. Merrifield.

Dr. Toselli said, “As announced earlier this quarter, the Company continues to engage with the FDA to understand how we can reset the Neuro-Spinal Scaffold™ clinical program, which is currently on hold. We look forward to continued discussions with the FDA with the goal of providing additional clarity on the Neuro-Spinal Scaffold™ program in the near term.”

Robert S. Langer, Ph.D., InVivo Co-Founder and Scientific Advisory Board member, and David H. Koch Institute Professor at MIT, stated, “I am confident in Dr. Toselli’s ability to lead InVivo forward. His background in surgical device innovation and neurological surgery will be critical as the company progresses its promising technology addressing the substantial needs in treating patients with spinal cord injury.”

Dr. Langer and Ms. Merrifield added jointly, “We are thankful for Mark Perrin’s formative contributions to the Company. Over the past four years, InVivo has been established as a Nasdaq-traded, clinical-stage company advancing the Neuro-Spinal Scaffold™.”

“It was extremely rewarding to initiate the first-in-man clinical trial of the Neuro-Spinal Scaffold™ and to learn from the results thus far from the INSPIRE trial. I wish the InVivo Board and management team the best in their pursuit of the company’s mission to redefine the lives of spinal cord-injured patients,” said Mr. Perrin.

Biographical Background

Prior to joining InVivo, Dr. Toselli served as Chief Medical Officer for Cochlear Limited. In that role, he was responsible for global clinical, regulatory, and medical affairs teams reporting to the Chief Executive Officer. Previously, Dr. Toselli served five years at Sanofi in various levels of increasing responsibility, including Vice President of Global Medical Affairs — Immunology and Inflammation, Biologics Division; Vice President of Global Medical Affairs and Head of the Biosurgery Discovery Performance Unit; and Vice President of Global Medical Affairs, Biosurgery. Prior to this, he served as Chief Medical/Technology Officer for Covidien Surgical, and earlier held various roles at DePuy Spine including Director of Medical Affairs, Worldwide Vice President of Research and Development, and Worldwide Vice President of Clinical Evidence and External Relations. He held the position of Vice President of Evidence-Based Medicine at Johnson & Johnson for the device sector. Dr. Toselli holds a bachelor of arts from Providence College, his medical degree from Brown University, and a master of business administration from the UNC’s Kenan-Flagler Business School. Dr. Toselli is a board-certified neurological surgeon.

Ms. Merrifield serves as a Director on a number of boards, including Flexion Therapeutics, Juniper Pharmaceuticals and Veritas Genetics. She recently served as President and Chief Executive Officer at PathoGenetix, a genomics company developing an automated system for rapid bacterial identification. Prior to this, Ms. Merrifield spent 18 years at Genzyme in a number of leadership roles, including as President of Genzyme Biosurgery and as President of Genzyme Genetics.  Previously, she was a Partner at Bain and Company. Ms. Merrifield received a bachelor of arts in zoology and a master of education from the University of Maine, as well as a master of business administration from the Amos Tuck School of Business at Dartmouth College.

About InVivo Therapeutics

InVivo Therapeutics Holdings Corp. is a research and clinical-stage biomaterials and biotechnology company with a focus on treatment of spinal cord injuries. The company was founded in 2005 with proprietary technology co-invented by Robert Langer, Sc.D., Professor at Massachusetts Institute of Technology, and Joseph P. Vacanti, M.D., who then was at Boston Children’s Hospital and who now is affiliated with Massachusetts General Hospital. In 2011, the company earned the David S. Apple Award from the American Spinal Injury Association for its outstanding contribution to spinal cord injury medicine. In 2015, the company’s investigational Neuro-Spinal Scaffold™ received the 2015 Becker’s Healthcare Spine Device Award. The publicly traded company is headquartered in Cambridge, MA. For more details, visit www.invivotherapeutics.com.

Safe Harbor Statement

Any statements contained in this press release that do not describe historical facts may constitute forward-looking statements within the meaning of the federal securities laws. These statements can be identified by words such as “believe,” “anticipate,” “intend,” “estimate,” “will,” “may,” “should,” “expect,” “designed to,” “potentially,” and similar expressions, and include statements regarding the status of the company’s clinical program. Any forward-looking statements contained herein are based on current expectations, and are subject to a number of risks and uncertainties. Factors that could cause actual future results to differ materially from current expectations include, but are not limited to, risks and uncertainties relating to the company’s discussions and engagement with the FDA; the company’s ability to successfully re-open clinical sites for enrollment and to enroll additional patients; the timing of the Institutional Review Board process; the expected benefits and efficacy of the company’s products and technology in connection with the treatment of spinal cord injuries; the availability of substantial additional funding for the company to continue its operations and to conduct research and development, clinical studies and future product commercialization; and other risks associated with the company’s business, research, product development, regulatory approval, marketing and distribution plans and strategies identified and described in more detail in the company’s Quarterly Report of the three months ended September 30, 2017, and its other filings with the SEC, including the company’s Form 10-Qs and current reports on Form 8-K. The company does not undertake to update these forward-looking statements.